UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 18, 2026
CONSTRUCTION PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38479	26-0758017
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Healthwest Drive, Suite 2 Dothan, Alabama 36303 (Address of principal executive offices) (ZIP Code)

(334) 673-9763 (Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value	ROAD	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Nasdaq Texas, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                  ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Construction Partners, Inc. (the “Company”), certain of its wholly owned subsidiaries in their capacity as co-borrowers (collectively with the Company, the “TLB Borrowers”), and certain of the Company’s wholly owned subsidiaries in their capacity as guarantors (collectively with the TLB Borrowers, the “TLB Loan Parties”) are party to that certain Term Loan Credit Agreement with Bank of America, N.A., as administrative agent, BofA Securities, Inc., PNC Capital Markets LLC, Regions Capital Markets, a division of Regions Bank, and TD Securities (USA) LLC, each as joint lead arranger and joint bookrunner, and the lenders party thereto (the “TLB Lenders” and such agreement, the “Term Loan B Credit Agreement”).

On June 18, 2026, the TLB Loan Parties and the TLB Lenders entered into that certain Amendment No. 1 to Term Loan Credit Agreement (the “TLB Amendment,” and the Term Loan B Credit Agreement, as amended by the TLB Amendment, the “Amended Term Loan B Credit Agreement”). The TLB Amendment, among other things, (i) refinances and replaces in full all outstanding term loans under the Term Loan B Credit Agreement to reduce the interest rate margins payable thereunder as described below (the “Refinancing Term Loans”) and (ii) provides for incremental term loans in the aggregate principal amount of $300.0 million (the “Incremental Term Loans” and, together with the Refinancing Term Loans, the “TLB Term Loans”).

The TLB Amendment modified the Applicable Margin (as defined in the Amended Term Loan B Credit Agreement) such that if the consolidated first lien net leverage ratio is less than 2.95-to-1.00, the applicable margin currently in effect (the “Level 1 Pricing”) will be reduced by 0.25% per annum (the “Level 2 Pricing”). Prior to the first quarterly testing date on September 30, 2026, the Applicable Margin will be Level 1 Pricing.

The TLB Term Loans mature on November 1, 2031 and are subject to quarterly amortization payments equal to 0.25% of the aggregate principal amount of the TLB Term Loans outstanding on the effective date of the TLB Amendment. The TLB Amendment also resets a six-month repricing protection period, during which a prepayment premium of 1.00% applies to certain repricing transactions.

In addition, the Amended Term Loan B Credit Agreement (i) permits the designation of certain subsidiaries as “Immaterial Subsidiaries” that are not required to become guarantors under the Amended Term Loan B Credit Agreement, subject to certain conditions, and (ii) modifies certain negative covenants as described below.

With respect to incurrence-based financial tests, the TLB Amendment increased the leverage ratio tests applicable to incremental debt capacity, the excess cash flow sweep and certain negative covenants by 0.25 to 1.00 in each instance.

The TLB Amendment also modified certain negative covenants to, among other things, (i) permit the liquidation or dissolution of Immaterial Subsidiaries, subject to certain conditions, (ii) include an additional basket permitting certain restricted payments in the form of stock repurchases under any share repurchase plan in an aggregate amount not to exceed $50.0 million per fiscal year, subject to certain conditions, and (iii) provide the Company with additional flexibility to access additional sources of capital and manage its capital structure, in each case subject to compliance with specified financial ratio tests, maturity and other customary conditions.

The TLB Amendment also made certain other modifications to the Term Loan B Credit Agreement, including (i) permitting additional netting of unrestricted cash and cash equivalents by adding a floor of $325.0 million to the existing 50% of Consolidated Adjusted EBITDA (as defined in the Amended Term Loan B Credit Agreement) limit on Qualifying Cash (as defined in the Amended Term Loan B Credit Agreement) for purposes of determining the consolidated net leverage ratio, and (ii) certain other conforming, clarifying and administrative changes.

Additionally, in connection with the TLB Amendment, each of Goldman Sachs Bank USA, BofA Securities, Inc., PNC Bank, National Association, TD Securities (USA) LLC, Regions Capital Markets and Royal Bank of Canada served as joint lead arrangers and joint bookrunners.

Except as modified by the TLB Amendment, the terms of the Term Loan B Credit Agreement remain the same.

The TLB Lenders that are parties to the Amended Term Loan B Credit Agreement and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of these financial institutions and their respective affiliates have provided, and may in the future provide, such services to the TLB Loan Parties and to persons and entities with relationships with the TLB Loan Parties, for which they received or will receive customary fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the TLB Amendment described in Item 1.01 above, the aggregate principal amount of term loans under the Amended Term Loan B Credit Agreement was increased from $839.4 million to $1,139.4 million. The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTRUCTION PARTNERS, INC.

Date: June 18, 2026	By:	/s/ Gregory A. Hoffman
Gregory A. Hoffman
Senior Vice President and Chief Financial Officer